EXHIBIT 10.28

GENERAL RELEASE, SEVERANCE AND SETTLEMENT AGREEMENT

     This GENERAL RELEASE, SEVERANCE AND SETTLEMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into by and between MICHAEL P. LAWLOR hereinafter referred to as “Employee”) and U S LIQUIDS, INC., a Delaware corporation and its subsidiaries and affiliated companies (hereinafter referred to as the “Company”), effective this 28th day of August, 2002 (the “Effective Date”).

     WHEREAS, Employee was employed by Company as its Chairman of the Board and Chief Executive Officer pursuant to that certain Employment Agreement between Employee and Company dated July 2, 1997 (the “Employment Agreement”);

     WHEREAS, the parties have agreed to terminate Employee’s employment with Company as of August 28, 2002 (“Separation Date”) and Employee and the Company desire to settle fully and finally any and all claims of Employee arising out of Employee’s employment with Company and his termination therefrom.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby specifically acknowledged, it is hereby agreed by and between the parties as follows:

     1.     Upon the signing of this Agreement, the Company shall:

(a) Pay to Employee the gross amount of NINE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS AND NO CENTS ($975,000.00), less all applicable withholdings and deductions required by law. Said amount shall be paid by the Company in seventy-two (72) equal installments in the form of checks, each in the gross amount of TWELVE THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS ($12,500.00), less all applicable withholdings or deductions required by law, commencing on the first regular payroll date of Company following the Separation Date and continuing on each of Company’s regular payroll dates until fully paid. Said checks shall be mailed to Employee at his address last known to Company;

(b) Continue until August 31, 2005 (the “Benefit Continuation Date”) Employee’s medical insurance and life insurance as existing and previously provided by Company to Employee on the day immediately prior to the Effective Date and subject to the same contributions as though Employee were still an employee. In addition, Employee shall continue to be eligible to participate in Company’s 401k plan through the Benefit Continuation Date. After the Benefit Continuation Date, Employee may continue medical insurance benefits at his sole cost under COBRA terms and conditions. As of the Separation Date, Employee shall not be eligible for any other employee benefits from Company, including participation in Company’s employee stock purchase plan or stock option plan;

(c) Reimburse Employee for the reasonable and necessary expenses associated with (i) relocating his office and personal furnishings and automobile from Houston, Texas to Annapolis, Maryland, (ii) continuation of the rent on his Houston apartment until September 30, 2002, (iii) travel between Houston and Annapolis through September 30, 2002 and (iv) travel, lodging and entertainment expenses after the Separation Date for any travel done at the request of the Company on Company business; and

(d) Continue its indemnification obligation to Employee to the extent permitted by, and in the manner provided under, Article VIII of the Company’s Second Amended and Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware.

     2.     Employee agrees that the foregoing obligations and the other obligations of Company under this Agreement shall constitute an accord and satisfaction and a full and complete settlement of all claims. Employee further agrees that the monies provided to him under this Agreement shall constitute the entire amount of monetary consideration due to him under this full and final settlement of any and all claims arising out of his employment with Company and the termination thereof and that he will not seek any further compensation for any other claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement unless in connection with Company’s breach of this Agreement.

     3.     Employee acknowledges and agrees that Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement. Employee agrees to pay federal or state taxes that are required by law to be paid with respect to this Agreement.

     4.     Employee represents and warrants that he has not filed any complaint, claims or actions against Company, its officers, agents, directors, supervisors, employees or representatives with any state, federal or local agency or court.

     5.     In exchange for the consideration provided in this Agreement, Employee, on behalf of himself and his heirs, executors, administrators, and assigns, without limitation, hereby irrevocably and unconditionally releases and forever discharges Company and its affiliates, officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the date of this Agreement, including, without limitation, any claims incidental to or arising out of Employee’s employment with Company and the termination thereof, including any claims relating to injuries or damages arising out of exposure to hazardous materials, worker’s compensation or disability claims, retaliatory discharge, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law or regulation, including, but not limited to, any violation of Title VII of the Civil Rights Act of

1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq., the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., or any other federal or state employment or civil rights act, and any and all claims for severance pay or benefits under any compensation or employee benefit plan, program, policy, contract or other arrangement of the Company or the Company Affiliates, but excluding any benefits which Employee is entitled to receive under any Company plan that is a qualified plan under IRC § 401(a) or is a group health plan subject to COBRA, to the extent Employee properly elects and pays for such COBRA continuation coverage as provided in paragraph 1(b), above. Employee understands and acknowledges that execution of this Agreement by Employee operates as a complete bar and defense against all claims that may be made by him against Company.

     6.     Notwithstanding anything contained herein to the contrary, the parties understand the word “claim” or “claims” to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Employee’s employment with Company and the termination thereof, including any claims relating to injuries or damages arising out of exposure to hazardous materials, worker’s compensation or disability claims, claims relating to race, age, gender, religious or national origin discrimination under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; and any other federal, state or local laws, arising out of or in any way related to Employee’s employment with Company, or the termination thereof. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort, any alleged unlawful act, any other claim or cause of action, and regardless of the forum in which it might be brought.

     7.     In exchange for the consideration provided in this Agreement, Employee will not file, commence, voluntarily aid in any way, prosecute or cause to be filed, commenced or prosecuted against Company, any action or proceeding arising from any claims released by this Agreement.

     8.     Company and Employee agree that they will keep the terms and monetary settlement amount of this Agreement completely confidential, and shall not disclose such to any other person directly or indirectly. As an exception to the foregoing, Employee may disclose the terms and monetary settlement amount of this Agreement to his attorney, tax advisor, accountant and immediate family (defined as and limited to spouse and children) who shall be advised of its confidentiality. Should any of the foregoing individuals disclose the terms and/or monetary settlement amount of this Agreement to any other person, such shall be considered an indirect disclosure in breach of this provision for which Employee shall be liable. As an additional exception to the foregoing, Company may disclose the terms and monetary settlement amount of this Agreement to its attorneys, tax advisors, accountants, auditors officers, directors and employees as well as other third parties with a need for such information and who shall be advised of its confidentiality. Notwithstanding the foregoing, Employee and the Company may make such disclosures of the terms and monetary settlement amount of this Agreement as are required by law or as necessary for legitimate enforcement or compliance purposes. In the event that either party is required by law or regulation, including, without limitation, the United States securities laws and the regulations of the Securities Exchange Commission or the American Stock Exchange, to make all or any portion of the terms or monetary settlement amount of this Agreement public record, that party shall be free to disclose such portion without breach of this paragraph 8 and without liability to the other party.

     9.     Company and Employee agree that the failure to comply with the terms of paragraph 8, above, shall amount to a material breach of this Agreement, which will subject the breaching party to liability for all damages, including but not limited to, actual, consequential and liquidated damages, the other party might incur. In the event of such a breach, the non-breaching party will be entitled to all legal and equitable remedies available, including, but not limited to, injunctive relief.

     10.     Other than as expressly stated herein, Employee hereby relinquishes any further employment rights he might have with Company.

     11.     Notwithstanding anything contained in this Agreement to the contrary, the Company and Employee agree that the provisions of paragraphs 9, 10 and 11 of the Employment Agreement shall survive the termination of the Employment Agreement in accordance with the terms of. In addition, Employee represents that he has complied, or will comply as soon as possible, with his obligations to deliver all Company documents, data, proprietary information and property in his possession to Company.

     12.     In exchange for the consideration provided in this Agreement, Employee and his immediate family (defined as and limited to spouse and children) shall not make negative or disparaging comments about Company or their respective officers or employees, to any current or prospective employees, suppliers, customers or investors of Company. Should this provision be violated, in addition to any other remedies available to Company, the Company will be relieved of all obligations and/or continuing obligations to Employee created by paragraph 1 of this Agreement. Company and its officers, directors and agents shall not make negative or disparaging comments about Employee to any current or prospective employer of Employee. Company will respond to requests for information about Employee’s employment and termination, with his dates of service and positions held.

     13.     This Agreement and compliance with this Agreement shall not be construed as an admission by any party of any liability whatsoever, or as admission by any party of any violation of the rights of any person, violation of any order, law, statute, duty or contract whatsoever. Company specifically disclaims any liability to Employee for any alleged violation of his rights, or for any alleged violation of any order, law, statute, duty or contract whatsoever on the part of Company or its employees or agents.

     14.     The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

     15.     This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

     16.     Employee understands that he has the right to consult an attorney of his choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

     17.     Employee understands that he has twenty-one (21) days within which to consider this Agreement and that this Agreement is revocable by him for a period of seven (7) days following the execution of this Agreement, and if not so revoked, will become effective and enforceable. For the revocation to be effective, written notice of revocation must be delivered to Gary J. Van Rooyan, General Counsel, 411 N. Sam Houston Parkway, E., Suite 400, Houston, Texas 77060, no later than the close of business on the seventh day after Employee has signed this Agreement. The consideration cited in Paragraph 1 above shall not be required to be delivered to Employee until the expiration of the seven (7) day revocation period.

     18.     Employee expressly represents and warrants that he has completely read this Agreement prior to executing it, has had an opportunity to review it with his counsel, has been offered twenty-one (21) days within which to consider this Agreement and to understand its terms, contents, conditions and effects and has entered into this Agreement knowingly and voluntarily.

     19.     Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

     20.     This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the full and final settlement of all claims of Employee arising out of his employment with Company and termination therefrom. This Agreement may only be amended or modified by a writing signed by the parties hereto. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

     21. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of Delaware.

     22.     This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have affixed their signatures hereto on the date first above written.

MICHAEL P. LAWLOR

U S LIQUIDS, INC.

By:

Its: Chief Executive Officer